As filed with the Securities and Exchange Commission on March 31, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

OPTICAL CABLE CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	54-1237042
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5290 Concourse Drive, Roanoke, Virginia 24019

(Address, including zip code, of registrant’s principal executive offices)

Optical Cable Corporation Second Amended and Restated 2011 Stock Incentive Plan

(Full title of the plan)

Mr. Neil D. Wilkin, Jr.

Ms. Tracy G. Smith

Optical Cable Corporation

5290 Concourse Drive

Roanoke, Virginia 24019

(540) 265-0690

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Mr. Brian M. Brown, Esq.

Woods Rogers PLC

Riverfront Plaza, West Tower

901 East Byrd Street, Suite 1550

Richmond, Virginia 23219

(804) 343-5020

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐    Accelerated filer   ☐    Non-accelerated filer   ☐  Smaller reporting company  ☒

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock	1,250,000	$3.98	$4,975,000	$578.10

(1) Represents the number of shares of the Company’s common shares of beneficial interest expected to be issuable under the Company’s Second Amended and Restated 2011 Stock Incentive Plan.  This registration statement also covers an indeterminate number of additional shares issuable to prevent dilution in the event of stock splits, stock dividends or similar adjustments of the Company’s outstanding common shares of beneficial interest.

(2) Calculated pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low prices reported on the NASDAQ on March 30, 2015.

REGISTRATION OF ADDITIONAL SECURITIES

This Registration Statement on Form S-8 registers additional securities of the same class as other securities for which a Registration Statement is effective on Forms S-8 filed on June 15, 2011 and June 13, 2013. The additional securities will be issued in accordance with the Optical Cable Corporation Second Amended and Restated 2011 Stock Incentive Plan (the “Plan”), which was amended and restated on March 31, 2015 (as amended the “Plan”). Accordingly, pursuant to General Instruction E to Form S-8, Optical Cable Corporation (the “Company”) hereby incorporates by reference herein the contents of the Registration Statement on Form S-8 (Registration No. 333-174917) and the Registration Statement on Form S-8 (Registration No. 333-189277) and hereby deems such contents to be a part hereof, except as otherwise updated or modified by this Registration Statement.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.

Information required by this Item 1 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

Item 2.     Registrant Information and Employee Plan Annual Information.

Information required by this Item 2 of Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents which have been filed with the Securities and Exchange Commission (the “Commission”):

(a)	the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2014;

(b)	the Company’s Quarterly Report on Form 10-Q for the three months ended January 31, 2015;

(c)	the Company’s Current Report on Form 8-K filed on January 16, 2015; and

(d)

the description of our common shares and share purchase rights, all as contained in our registration statements on Forms 8-A or 8-A/A filed November 1, 2011; October 21, 2010; February 12, 2003; November 5, 2001 and March 6, 1996, including any amendments or reports filed for the purpose of updating or supplementing such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, (other than any information that is furnished but that is deemed not to have been filed) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Company will provide without charge to each participant in the Plan, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be addressed to: the Company at its principal executive offices, 5290 Concourse Drive, Roanoke, Virginia 24019, attention Tracy G. Smith, Corporate Secretary.

Item 4.     Description of Securities.

Not applicable.

Item 5.     Interests of Named Experts and Counsel.

Not applicable.

Item 6.     Indemnification of Directors and Officers.

Section 13.1-692.1 of the Code of Virginia, 1950, as amended, places a limitation on the liability of officers and directors of a corporation in any proceeding brought by or in the right of the corporation or brought by or on behalf of shareholders of the corporation. The damages assessed against an officer or director arising out of a single transaction, occurrence, or course of conduct shall not exceed the greater of $100,000 or the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The statute also authorizes the corporation, in its articles of incorporation or, if approved by the shareholders, in its bylaws, to provide for a different specific monetary limit on, or to eliminate entirely, liability. The liability of an officer or director shall not be limited if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Company’s Amended and Restated Articles of Incorporation (the “Articles”) contain a provision which eliminates, to the full extent that the laws of the Commonwealth of Virginia permit, the liability of an officer or director of the Company to the Company or its shareholders for monetary damages for any breach of duty as a director or officer.

The Company’s Articles also require the Company to indemnify any director or officer who is or was a party to a proceeding, including a proceeding by or in the right of the Company, by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Company as a director, officer, employee or agent of another entity. Directors and officers of the Company are entitled to be indemnified against all liabilities and expenses incurred by the director or officer in the proceeding, except such liabilities and expenses as are incurred because of his or her willful misconduct or knowing violation of the criminal law. Unless a determination has been made that indemnification is not permissible, a director or officer also is entitled to have the Company make advances and reimbursement for expenses prior to final disposition of the proceeding upon receipt of a written undertaking from the director or officer to repay the amounts advanced or reimbursed if it is ultimately determined that he or she is not entitled to indemnification. The Board of Directors of the Company also has the authority to extend to employees, agents, and other persons serving at the request of the Company the same indemnification rights held by directors and officers, subject to all of the accompanying conditions and obligations.

Virginia Code Section 13.1-700.1 permits a court, upon application of a director or officer, to review Company’s determination as to a director’s or officer’s request for advances, reimbursement or indemnification. If it determines that the director or officer is entitled to such advances, reimbursement or indemnification, the court may order Company to make advances and/or reimbursement for expenses or to provide indemnification, in which case the court shall also order Company to pay the officer’s or director’s reasonable expenses incurred to obtain the order. With respect to a proceeding by or in the right of the Company, the court may order indemnification to the extent of the officer’s or director’s reasonable expenses if it determines that, considering all the relevant circumstances, the officer or director is entitled to indemnification even though he or she was adjudged liable, and may also order Company to pay the officer’s and director’s reasonable expenses incurred to obtain the order of indemnification.

The Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of Company, or is or was serving at the request of Company as a director, officer, employee or agent of another entity, against any liability asserted against or incurred by such person, in any such capacity or arising from his or her status as such, whether or not Company would have the power to indemnify such person against such liability under the Articles.

The Company maintains a directors’ and officers’ legal liability insurance policy. The policy provides coverage, subject to certain deductible or retention amounts, for (i) Company’s directors and officers against losses by reason of their wrongful acts, and (ii) Company against claims against the directors and officers by reasons of their wrongful acts for which Company is required to indemnify or pay, all as such terms are defined in the policy and subject to the terms, conditions and exclusions contained therein.

The foregoing is only a general summary of certain aspects of the Act and the Company’s Articles dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Article 10 of the Act and Article VI of the Articles of the Company.

Pursuant to the Company’s Articles, the Company may maintain a directors’ and officers’ insurance policy which insures the directors and officers of the Company against liability asserted against such persons in such capacity whether or not the Company would have the power to indemnify such person against such liability under the Act.

Item 7.     Exemption From Registration Claimed.

Not applicable.

Item 8.     Exhibits.

The exhibits listed on the Exhibit Index are filed as part of, and incorporated by reference into, this report.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Roanoke, Commonwealth of Virginia, on March 31, 2015.

OPTICAL CABLE CORPORATION

Date: March 31, 2015	By:	/s/ TRACY G. SMITH
Tracy G. Smith Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: March 31, 2015	/s/ NEIL D. WILKIN, JR.
Neil D. Wilkin, Jr. Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)

Date: March 31, 2015	/s/ TRACY G. SMITH
Tracy G. Smith Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Date: March 31, 2015	/s/ RANDALL H. FRAZIER
Randall H. Frazier Director

Date: March 31, 2015	/s/ JOHN M. HOLLAND
John M. Holland Director

Date: March 31, 2015	/s/ CRAIG H. WEBER
Craig H. Weber Director

Date: March 31, 2015	/s/ JOHN B. WILLIAMSON, III
John B. Williamson, III Director

Exhibit Index

The following exhibits are filed herewith as part of, or incorporated by reference in, this Registration Statement:

EXHIBIT NO.	DESCRIPTION

4.1

Articles of Amendment filed November 5, 2001 to the Amended and Restated Articles of Incorporation, as amended through November 5, 2001 (incorporated by reference to Exhibit 1 to the Company’s Form 8-A12G filed with the Commission on November 5, 2001).

4.2	Amended and Restated Bylaws of Optical Cable Corporation (incorporated herein by reference to Exhibit 3.2 to the Company’s Quarterly Report on Form 10-Q for the third quarter ended July 31, 2011).

4.3	Stockholder Protection Rights Agreement dated as of October 28, 2011, between Optical Cable Corporation and American Stock Transfer & Trust Company, LLC, as Rights Agent, including as Exhibit A The Form of Rights Certificate and Election to Exercise (incorporated herein by reference to Exhibit 4.1 to the Company’s Form 8-A12G filed with the Commission on November 1, 2011).

5.1	Opinion of Woods Rogers PLC as to the legality of the securities being registered.*

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.*

*	Filed herewith.